FOR IMMEDIATE RELEASE
---------------------

                          OSAGE FEDERAL FINANCIAL, INC.
                                    ANNOUNCES
                               EARNINGS AND SECOND
                               QUARTERLY DIVIDEND


October 27, 2004

Pawhuska, OK

         Mark S. White, President and Chief Executive Officer of Osage Federal Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced earnings for the three months ended September 30, 2004 of $157,000, which represents a $47,000, or 42.7% increase over the $110,000 earned in the same period of 2003. The annualized return on assets for the period was ..70%, with an annualized return on equity of 4.54%, compared to .56% and 5.76%, respectively, for the quarter ended September 30, 2003.

         Total assets increased $2.0 million from June 30, 2004, and as of September 30, 2004 were $90.9 million, while stockholders' equity increased $123 thousand to $13.7 million. The Company completed a mutual holding company reorganization in which it sold 684,394 shares to the public for $10 per share effective as of the close of business March 31, 2004.

         Loans receivable, excluding loans held for sale of $579,000, totaled $58.4 million as of September 30, 2004, an increase of $2.9 million from June 30, 2004. The increase was principally due to residential real estate loan growth. The Company's asset quality ratios remain strong. Nonperforming loans were down from the prior year quarter and represented .01% of total loans at September 30, 2004, compared to .11% as of September 30, 2003. The allowance for loan losses at

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September  30, 2004 was  $408,000,  and  represented  .68% of total  loans.  Net charge-offs for the quarter just ended were less than $1,000. There were no net charge-offs in the same period of 2003. Deposits declined $588,000, or 1.0%, from June 30, 2004 to $61.1 million as of September 30, 2004.

Net interest income for the quarter ended September 30, 2004 was $670,000, a $168,000, or 33.5% increase from the same period in 2003. This increase reflects primarily the investment of stock proceeds in loans and securities. Noninterest income for the quarter was $171,000, a $66,000, or 27.8% decline from the first quarter 2004. Gains on sales of loans, which were $17,000 in this quarter, were $126,000 in the same quarter last year. The Company has sold a lower volume of its residential mortgages this quarter. Noninterest expense for the quarter ended September 30, 2004 was $599,000, a $37,000 or 6.6% increase over the same quarter last year. Compensation expense increased $29,000 due to increased compensation and benefit costs, as well as expenses for the Company's deferred compensation plan. Audit and filing fees increased $20,000 for the comparable periods, reflecting expenses incurred resulting from becoming a public company.

                  The Company also announced that its Board of Directors had declared its second quarterly cash dividend of $.06 per share, payable November 18, 2004 to stockholders (other than Osage Federal MHC, its mutual holding company) of record as of November 8, 2004. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

         Osage Federal Financial, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

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         Statements  contained  in this news  release  which are not  historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


Contact:  Sue A. Smith

                Vice President and Chief Financial Officer
                OSAGE FEDERAL FINANCIAL, INC.
                918-287-2919



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